SECOND AMENDMENT
                                    TO
                      COAL TRANSPORTATION AGREEMENT

This Second Amendment to Coal Transportation Agreement on this
____21st________ day of May		 1996 (this "Second Amendment), by
NORTHERN COAL TRANSPORTATION COMPANY ("NCTC") and OTTER TAIL POWER COMPANY ("OTP").

WHEREAS, OTP and NCTC are parties to a Coal Transportation Agreement dated January 14, 1993; and

WHEREAS, OTP and NCTC desire to extend the term of the Original
Agreement; and

WHEREAS, OTP and NCTC desire to amend the Original Agreement to provide for revised coal transportation rates and minimum volume requirements to Otter Tail Power Company's Hoot Lake Plant located near Fergus Falls, MN; and

WHEREAS, OTP and NCTC desire to amend the Original Agreement to include provisions for dispatch-based pricing designed to increase electrical generation at the Hoot Lake plant; and

WHEREAS, NCTC is providing its railcars for coal haulage to OTP and will purchase rail transportation services from the Burlington Northern Santa Fe Railroad Company ("BNSF") and is, in turn, selling these rail transportation services to OTP.

NOW, THEREFORE, in consideration of the premises, covenants, and considerations set out herein, the parties hereto agree as follows:

                          ARTICLE I
               Effective Date and Term of Agreement

      Section 1.  Effective Date and Term of the Second Amendment

This Second Amendment shall be effective on the date entered above which will be the date last signed. In accordance with agreement of the parties, the terms of this Second Amendment shall apply on all trains of coal tendered on or after January 1, 1996.

The term of this Second Amendment shall end on December 31, 1998.

     	Section 2.  Extension of Original Agreement

Section 1. Term, of the Original Agreement shall be amended to change the expiration date from January 15, 1996 to December 31, 1998.

                                Article II
                                Definitions

As used throughout this Second Amendment, the terms noted below shall be defined as follows.

1.	"Dispatch-Based Discount"

A predetermined discount, expressed as dollars per net ton, which OTP may apply against its Contract Rates for purposes of varying its generating costs at the Hoot Lake Plant. This discount may be used, if necessary, to assist OTP in avoiding energy purchases from other utilities or in making wholesale sales to other utilities.

2.	"Dispatch-Based Tons"

Any tons of coal purchased by OTP as a result of OTP utilizing the Dispatch-Based Discount. Such tons shall be determined on a monthly basis subject to verification by NCTC and BNSF.

3.	"Dispatch-Based Credit"

A credit applicable to monthly billings for coal and coal transportation, determined as the product of the Dispatch-Based Discount and the Dispatch-Based Tons for that month.

4.	"Avoided Energy Purchase"

Electrical energy generated at OTP's Hoot Lake Plant which allowed OTP to avoid purchasing energy from another utility.

5.	"Wholesale Energy Sales"

Electrical energy generated at OTP's Hoot Lake Plant which was sold to another utility for resale to the purchasing utility's customers.

                             Article III
Modification of Transportation Rates, Calculation of the Dispatch-Based Credit
                                 and
                     Minimum Volume Requirement

    Section 1.  Modification of Transportation Rates

The rates shown in Section 3.01., Transportation costs, of the Original Agreement shall be deleted in its entirety and will be changed to the following.

1.	For Base Tons:		         $(*) per net ton in NCTC and BNSF Railcars

2.	Dispatch-Based Discount	 $(*) per net ton

Base Tons shall be defined as those tons shipped to satisfy the Minimum
Volume Requirement as noted below in Section 3. The rates shown above for Base Tons shall be subject to quarterly adjustment as described in Section
3.03 of the Original Agreement, with the first such quarterly adjustment to become effective on April 1, 1996. The adjusted rate shall then be the Contract Rate for billing purposes, provided that at no time will the Contract Rate fall below the Base Rates shown above.

The Contract Rates will normally be utilized as a component in determining OTP's generation costs at its Hoot Lake plant for purposes of ongoing comparisons and evaluations of energy purchases from other suppliers and wholesale power transactions to other utilities. NCTC and BNSF agree, however, that OTP may evaluate its generation costs at its Hoot Lake plant incorporating the Dispatch-Based Discount shown above. Any tons of coal shipped under this Second Amendment as a result of OTP utilizing the Dispatch-Based Discount to generate energy at its Hoot Lake Plant rather than make energy purchases from others, or to make a wholesale power sale to another utility, shall be referred to as "Dispatch-Based Tons." OTP shall be required to provide documentation on a monthly basis to support the amounts of Dispatch-Based Tons for which OTP determined the discount was required. This documentation shall be in the form as shown in Exhibit 1 to this Second Amendment. OTP agrees to provide the documentation, including OTP's calculation of the applicable credit, to NCTC within 10 days after the end of a calendar month in which Dispatch-Based Tons were shipped. Any credit supported by such documentation will be paid to OTP by check within 20 days of receipt of such documentation. The total number of OTP tons available to OTP for designation as Dispatch-Based Tons shall be limited as noted below in
Section 2.

The amount of the Dispatch-Based Discount, including the necessity of a Dispatch-Based Discount, if any, for the following year shall be determined through negotiation between NCTC, OTP, and BNSF by November 1 of each year of this Second Amendment.

     Section 2.  Calculation of the Dispatch-Based Credit

A credit for Dispatch-Based Tons will be calculated and paid by NCTC to OTP based upon documentation provided by OTP to NCTC and the following formula:

     Dispatch-Based Tons = (Avoided Energy Purchases + Wholesale Energy Sales) x 0.60

     Dispatch-Based Credit = (Dispatch-Based Tons) x (Dispatch-Based
Discount)

For purposes of the above calculations, Avoided Energy Purchases and Wholesale Energy Sales shall be expressed in megawatt hours ("MWh"). The conversion factor for MWh of electrical energy to tons of coal (0.60) is derived as the reciprocal of the ratio of the defined heating value for Spring Creek coal (18.70 MMbtu/ton) and the defined heat rate for the Hoot Lake Plant (11.20 MMbtu/MWh). This conversion factor shall remain fixed for the term of this Second Amendment.

Section 3.  Minimum Volume Requirement

Section 3.04, Minimum Tonnage - Base Freight Component of the Original Agreement and Section 3.05 Tonnage - Base Railcar Cost of the First Amendment of the Original Agreement shall be deleted in their entirety and replaced with the following.

This Agreement is subject to a Minimum Volume Requirement of 600,000 tons to be shipped during the term of this Agreement. In addition to the Minimum Volume Requirement, 400,000 additional tons may be tendered and shipped as Dispatch-Based Tons as defined in Article II, Section 1 of the Second Amendment. Any tons tendered and shipped above an aggregate total of 1,000,000 tons shall be considered to be Base Tons for billing purposes. OTP will use reasonable efforts to tender tons to NCTC in even increments during the term of this Agreement. If, at the end of this Agreement, OTP has been prevented from tendering the coal in quantities sufficient to meet the Minimum Volume Requirement other than due to an event of Force Majeure, OTP shall pay to NCTC an amount equal to twenty-five percent (25%) of the last effective rate in place at the time this Agreement expires.


                                      Article IV
                                       General

Nothing is this Second Amendment shall alter the rights or obligations of the parties except as specifically set forth above.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives on the day and year first written above.

                                OTTER TAIL POWER COMPANY


                                By Ward Uggerud

                                Its	V.P. Operations


                                NORTHERN COAL TRANSPORTATION CO.


                                By Malcolm R. Thomas

                                Its V.P. Marketing & Sales


(*) Confidential information has been omitted and filed separately with the Commission pursuant ot Rule 24b-2.